Exhibit 10.2

SERVICE AGREEMENT

AMONG

METRO DENTALCARE, P.L.C.,

FAMILY PERIODONTIC SPECIALISTS, P.L.C.,

FAMILY ORAL SURGERY SPECIALISTS, PLC,

FAMILY ENDODONTIC SPECIALISTS, PLC

and

METROPOLITAN DENTAL MANAGEMENT, INC.

Effective Date: September 25, 2007

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is being executed effective September 25, 2007, among Metro Dentalcare, P.L.C., a Minnesota professional limited liability company (“Metro”), its wholly owned subsidiaries, Family Periodontic Specialists, P.L.C., Family Oral Surgery Specialists, PLC, and Family Endodontic Specialists, PLC, all Minnesota professional limited liability companies (the “Subsidiaries,” and with Metro, collectively “Provider”), and Metropolitan Dental Management, Inc., a Minnesota corporation (“Service Company”).

Background Information

A. Provider operates dental practices providing dental services to the general public in and around the Minneapolis, Minnesota area through individual dentists who are licensed to practice dentistry in the State of Minnesota and who are employed or otherwise retained by Provider.

B. Service Company is engaged in the business of providing assets, personnel, and services to dental practices, other than such services as are directly related to or would improperly influence the provision of dental care or the practice of dentistry. Service Company’s services are intended to permit the dentists in such practices to focus their efforts primarily on rendering quality dental care.

C. Provider desires to focus its energies, expertise and time on the practice of dentistry and on the delivery of dental services to patients. To accomplish this goal, Provider desires to engage Service Company to provide such services as are necessary and appropriate for the day-to-day administration of the non-clinical aspects of Provider’s dental practice, and Service Company desires to provide such services to Provider, all upon the terms and subject to the conditions set forth in this Agreement.

Statement of Agreement

Service Company and Provider (the “Parties”) hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings given those terms in the attached Exhibit A.

ARTICLE II

APPOINTMENT AND AUTHORITY OF SERVICE COMPANY

2.1 Appointment. Provider hereby appoints Service Company as its sole and exclusive agent for the performance of the Services, and Service Company hereby accepts such appointment, subject at all times to the provisions of this Agreement.

2.2 Authority. Service Company shall have all power, authority, and responsibility reasonably necessary to provide the Services and carry out Service Company’s other obligations under this Agreement. Without limiting the foregoing, Service Company shall have the authority to provide the Services in any reasonable manner Service Company deems appropriate to meet the day-to-day requirements of the business functions of Provider. Subject to Article III of this Agreement, Service Company is also expressly authorized to negotiate and execute on behalf of Provider contracts that do not relate to the provision of Dental Care or the employment of licensed professional personnel. Provider shall give Service Company 30 days prior written notice of Provider’s intent to execute any agreement obligating Provider to perform Dental Care or otherwise creating a binding legal obligation on Provider. Unless an expense is expressly designated as a Service Company Expense in this Agreement, all expenses incurred by Service Company in providing Services pursuant to this Agreement shall be Clinic Expenses.

2.3 Patient Referrals. The Parties agree that the benefits to Provider hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission, treatment, or any other arrangement for the provision of any item or service offered by Service Company to patients of Provider in any facility, laboratory, or dental care operation controlled, managed, or operated by Service Company. Likewise, the Parties agree that Service Company is not engaging, does not intend to engage, and is not required to engage in any referrals of patients to Provider or any similar activities, and neither the Service Fee nor any other amount paid to Service Company by Provider pursuant to this Agreement is being paid as consideration for or in connection with any such activities.

2.4 Internal Provider Management; Decisions Regarding Service Agreement. Matters involving the tax planning, investment planning, and internal management, control, or finances of Provider, including without limitation the compensation of dentists employed or retained by Provider, shall remain the sole and exclusive responsibility of Provider and its shareholders.

The operations of Metro and the Subsidiaries, as Provider under this Agreement, shall to the extent practicable be treated as one operation for purposes of this Agreement, including without limitation for purposes of budgeting. Metro and the Subsidiaries shall be jointly and severally liable for all of Provider’s obligations to Service Company under this Agreement. However, Metro shall have the sole responsibility and authority for all decisions, consents, appointments, and other actions (hereinafter simply “actions”) to be made, taken, or given by Provider pursuant to or in connection with this Agreement, and each Subsidiary hereby irrevocably appoints Metro as such Subsidiary’s attorney-in-fact and agent, with full power of substitution, to take all such actions without any further involvement of such Subsidiary. All such actions shall be binding on the Subsidiaries, and Service Company shall have the absolute right to rely on all such actions taken by Metro.

2.5 Practice of Dentistry. The Parties acknowledge and agree that: (a) Service Company is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of dentistry; and (b) notwithstanding anything in this Agreement to the contrary: (i) Provider, through its dentists, shall be solely responsible for and shall have complete authority, responsibility, supervision, and control over the provision of all Dental Care and that all Dental Care shall be provided and performed exclusively by or under the supervision of dentists as such dentists, in their sole discretion, deem appropriate, consistent with applicable law; (ii) Service Company shall not have or exercise any control or supervision over the provision of Dental Care; and (iii) to the extent any act or service required of Service Company under this Agreement is reasonably likely to be construed by a court of competent jurisdiction or by any applicable governmental agency to constitute the practice of dentistry, the requirement to perform that act or service by Service Company shall be deemed waived and unenforceable. For purposes of this Agreement and as the context permits, the term “dentist” shall be deemed to include those individuals licensed by the Minnesota Board of Dentistry to practice general dentistry or a dental care specialty such as orthodontics, endodontics, periodontics, prosthodontics, pediatric dentistry, oral surgery, public health dentistry, and oral pathology.

ARTICLE III

POLICY BOARD

3.1 Formation and Operation of Policy Board. The Parties hereby establish a policy board (the “Policy Board”) which shall be responsible for developing and implementing management and administrative policies for the overall operation of Clinics, subject to Section 3.3, below. The Policy Board shall initially consist of six members, of which three members shall be designated by Service Company, in its sole discretion, and three members shall be designated by Provider, in its sole discretion; provided that, unless otherwise agreed by the Parties the Policy Board members designated by Provider shall be licensed dentists employed by Provider. Each Party shall have the right to designate, remove, and replace its Policy Board designees at any time and from time to time upon notice to the other Party.

Any decision made by a Party’s Policy Board representatives shall be binding on that Party. Except as may otherwise be expressly provided in this Agreement or any rules, bylaws, or regulations adopted by the Policy Board, the act of a majority of the members of the Policy Board shall be the act of the Policy Board. The Policy Board’s decisions may be evidenced by either minutes of a Policy Board meeting or written action taken by the Policy Board members making the decision; provided that no written action signed by less than all of the Policy Board members shall be effective unless notice of such action is given to each Policy Board member who is not signing such action at least two business days prior to the effective date of such action. The decisions, resolutions, actions or recommendations of the Policy Board within its authority shall be implemented by Service Company or Provider, as appropriate.

The Policy Board shall hold regular meetings at such places and at such times (not less often than quarterly) as the Policy Board may determine from time to time. Special Policy Board meetings may be called by either Party or any two Policy Board members; provided that notice of any meeting which is not a regularly scheduled meeting shall be given to all Policy Board members at least five business days prior to the meeting, unless such notice is waived by the Policy Board members. Policy Board meetings may be held through the use of telecommunications equipment so long as all members can hear each other clearly.

3.2 Responsibilities of the Policy Board. The Policy Board shall have the following duties, responsibilities, and authority:

(a) Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to Clinics shall be reviewed and approved by the Policy Board and shall be based upon economic feasibility, dentist support, productivity, and then-current market conditions.

(b) Annual Budgets. All annual capital and operating budgets prepared in accordance with Section 4.13(a) by Service Company (in consultation with Provider) shall be subject to the review, comment, and approval of the Policy Board. Notwithstanding the foregoing sentence, such budgets shall be subject to the review, comment, and approval of Parent. The Policy Board shall, upon approving any budget pursuant to this section, deliver a copy of such approved budget to the Chief Financial Officer of Parent for Parent’s approval.

(c) Marketing and Advertising. All advertising and other marketing of the dental services performed at any Clinic shall be subject to the prior review and approval of the Policy Board.

(d) Patient Fees; Collection Policies. Subject to Section 3.3, as a part of the annual operating budget, in consultation with Provider and Service Company, the Policy Board shall review and make recommendations concerning the fee schedules and collection policies for all dental and ancillary services rendered by Provider. Approval of the fee schedules shall be a Dental Decision.

(e) Provider and Payor Relationships. Subject to Section 3.3: (i) decisions regarding the establishment or maintenance of contractual relationships between Provider and outside or institutional dental care providers and third-party payors shall be subject to the review and recommendations of the Policy Board; and (ii) all discounted fee practices and schedules, including individual provider or specialty discount arrangements, preferred provider organization discounts and capitated fee arrangements, shall be subject to the review and recommendations of the Policy Board. Where there is no clear methodology for the allocation of capitated fees among Provider’s Dental Care Professionals, the Policy Board shall recommend the methodology intended to result in the equitable and appropriate allocation of all related fees consistent with the type and utilization of Dental Care covered under the capitation arrangement.

(f) Strategic and Operational Planning. The Policy Board shall review and approve the long-term strategic and short-term operational goals, objectives and plans developed by Service Company.

(g) Capital Expenditures. The Policy Board shall determine the priority of major capital expenditures.

(h) Personnel Planning. The Policy Board shall review and approve Provider and support personnel manpower plans developed by Service Company. The Policy Board shall review and approve any variations to the restrictive covenants in the dentists’ employment or other agreements.

(i) Risk Management. The Policy Board shall cause to be developed and implemented claims reporting procedures intended to ensure timely reporting to each Party of all patient claims made against either Party or its employees or independent contractors, as well as procedures for the timely review and monitoring of such claims, including without limitation reporting the resolution of such claims, including any Provider reimbursement decisions (collectively, the “Risk Management Procedures”); provided that any Dental Care related patient concern or claims reimbursement decision shall be a Dental Decision.

(j) Environmental Health and Safety. The Policy Board shall review, approve and monitor environmental and workplace health and safety guidelines, the goal of which is to achieve compliance with current national, state and local laws and regulations regarding environmental and workplace health and safety.

(k) Emergency Care Services. The Policy Board shall review, approve and periodically make suggestions for improving (i) the organization and delivery of emergency Dental Care by Provider, and (ii) the process and guidelines for ensuring an appropriate response by Provider to dental and in-Clinic medical emergencies as they may occur from time to time.

(l) Financial Review. The Policy Board shall review and monitor the financial performance of Provider with respect to the attainment of its budgeted goals.

(m) Provider Acquisitions. The Policy Board shall have the authority to approve or disapprove any merger or combination with or acquisition of any dental practice by Provider.

(n) Other. The Policy Board shall have such other duties, responsibilities, and authority as may be set forth in this Agreement or agreed upon by the Parties from time to time.

3.3 Dental Decisions. Notwithstanding the preceding section or any other provisions of this Agreement to the contrary, all Dental Decisions (defined below) will be made solely by the dentist members of the Policy Board; provided that non-dentist members of the Policy Board may participate in the analysis and discussion process. For purposes of this Agreement, “Dental Decisions” shall mean decisions relating directly to: (a) types and levels of Dental Care to be provided and methodologies and techniques for the provision of Dental Care; (b) recruitment of dentists for Provider, including the evaluation of the background, experience, qualifications, specialties, and other credentials of such recruited individuals; (c) fee schedules for Provider’s services, including without limitation Provider’s usual and customary fee schedule; (d) to the extent required by applicable law, third party payor contracting; and (e) any other Dental Care related functions or decisions agreed upon by the Parties.

ARTICLE IV

RESPONSIBILITIES OF SERVICE COMPANY

During the Term, Service Company shall provide all such Services as are necessary and appropriate for the day-to-day administration of the business aspects of Provider’s operations, including without limitation those services set forth in this Article, provided that all such services shall be subject to the applicable Budget.

4.1 Clinics

(a) Service Company shall lease, acquire or otherwise procure Clinics at such locations as are approved by the Policy Board, taking into consideration the professional concerns of Provider. The expenses associated with any such leasing, acquisition, or procurement shall be Clinic Expenses. Any Clinic procured by Service Company for use by Provider shall be procured at commercially reasonable rates. Any move from a present Provider practice location shall be made only after Service Company has received Provider Consent.

(b) In the event Provider is the lessee of a Clinic under a lease with an unrelated and nonaffiliated lessor, Service Company may require Provider to assign such lease to Service Company upon receipt of consent from the lessor. Provider shall exercise all reasonable efforts to assist in obtaining the lessor’s consent to the assignment. Any expenses incurred in the assignment shall be Clinic Expenses.

(c) Service Company shall be responsible for the repair and maintenance of each Clinic, in a manner consistent with Service Company’s responsibilities under the terms of any lease or other use arrangement relating to that Clinic, the costs and expenses of which shall be a Clinic Expense; provided that the costs and expenses of any repairs or maintenance necessitated by the negligence or willful misconduct of dentists or other personnel employed or otherwise retained by Provider shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and that therefore must be paid out of the Provider Retained Earnings.

4.2 Equipment

(a) Service Company shall provide all non-dental equipment, fixtures, office supplies, furniture and furnishings deemed reasonably necessary by Service Company for the operation of each Clinic and reasonably necessary for the provision of Dental Care.

(b) Service Company shall provide, finance, or cause to be provided or financed such dental related equipment as is reasonably required by Provider. Provider shall have final authority in all dental equipment selections, subject to economic feasibility as set forth in the budgets approved pursuant to this Agreement. Service Company may, however, advise Provider on the relationship between its dental equipment decisions and the overall administrative and financial operations of the Clinics. Except for Special Dental Supplies, all dental and non-dental equipment acquired for the use of Provider shall be owned by Service Company.

(c) Service Company shall be responsible for repairing, maintaining, and keeping in reasonably good condition (ordinary wear and tear excepted), and replacing (as necessary), all equipment provided by Service Company under this Agreement, ordinary wear and tear excepted, the cost and expense of which shall be a Clinic Expense; provided that the costs and expenses of any repairs, maintenance and replacement necessitated by the negligence or willful misconduct of dentists or other personnel employed or otherwise retained by Provider shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and that therefore must be paid out of the Provider Retained Earnings.

4.3 Laboratory Services. Unless otherwise prohibited by federal or state law, Service Company shall arrange for laboratory services (consistent with the requirements of applicable law), including without limitation dental appliance laboratory service, pathology laboratory service, medical laboratory service, and such other laboratory services as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein.

4.4 Supplies. Service Company shall order, procure, purchase, own, and provide to Provider a reasonable inventory of Ordinary Dental Supplies and office supplies as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein. Unless otherwise prohibited by federal or state law, Service Company shall also order, procure, purchase and provide on behalf of and as agent for Provider all reasonable Special Dental Supplies required by Provider to provide Dental Care, the cost of which shall be a Clinic Expense. Service Company shall ensure that each Clinic is at all times adequately stocked with all such supplies. The ultimate oversight, supervision and ownership of (a) all office and Ordinary Dental Supplies is and shall remain the sole responsibility of Service Company, and (b) all Special Dental Supplies is and shall remain the sole responsibility of Provider.

4.5 Capital Investment. Access to all needed working capital and capital expenditures approved by the Policy Board will be provided by Service Company. Service Company shall determine the source of capital to be invested, which may include (a) inter-company borrowings from Parent, and (b) borrowings, leases, or other financing methods through independent third-party financial institutions.

4.6 Support Services. Service Company shall provide or arrange for all printing, stationery, forms, postage, duplication, facsimile, photocopying, and data transmission and processing services, information services (including providing a computer system for clinic functions, billing, communications, and management), and other support services as are reasonably necessary and appropriate for the operation of each Clinic and the provision of Dental Care therein.

4.7 Quality Assurance, Risk Management, and Utilization Review. Service Company shall assist Provider in Provider’s establishment and implementation of procedures to ensure the consistency, quality, appropriateness, and necessity of Dental Care provided by Provider, and shall provide administrative support for Provider’s overall quality assurance, risk management, and utilization review programs. Service Company shall have the authority to monitor Provider’s level of conformance with such procedures and to report its findings to Provider.

4.8 Licenses and Permits. Although Provider shall be solely responsible for obtaining and maintaining all federal, state, and local licenses and regulatory permits required for or in connection with the operation of Provider and in connection with the operation of all dental equipment located in each Clinic, Service Company shall assist Provider with the implementation of a plan designed to ensure that all such licenses and permits are obtained and shall provide reasonable assistance to Provider in obtaining the same. Service Company also shall maintain all licenses and permits required for all equipment (existing and future) located at each Clinic.

4.9 Personnel. Except as provided in Section 5.2(d) of this Agreement and subject to Section 3.3: (a) Service Company shall employ or otherwise retain and shall be responsible for recruiting, hiring, and terminating all management, administrative, supervisory, clerical, secretarial, bookkeeping, accounting, and payroll personnel, laboratory technicians and personnel, dental hygienists, dental assistants, and other non-dentist personnel as Service Company deems necessary and appropriate for Service Company’s performance of its duties and obligations under this Agreement; and (b) the selection, training and supervision of all such personnel to be employed by Service Company shall be the responsibility of Service Company. Consistent with reasonably prudent personnel management policies, Service Company shall seek and consider the advice, input, and requests of Provider in regard to personnel matters. Service Company shall have sole responsibility for determining the salaries and fringe benefits of such non-professional personnel and for withholding all appropriate amounts for income taxes, unemployment insurance, social security, workers’ compensation, and any other withholding required by applicable law.

4.10 Contract Negotiations. Subject to Section 3.2(e), above, Service Company shall advise Provider with respect to and negotiate, either directly or on Provider’s behalf, as appropriate, such contractual arrangements with third parties as are reasonably necessary and appropriate for Provider’s provision of Dental Care, including without limitation negotiated price agreements with third party payors, alternative delivery systems, or other purchasers of group dental care services; provided that no contract or arrangement regarding the provision of Dental Care shall be entered into without Provider Consent.

4.11 Billing and Collection. On behalf of and for the account of Provider, Service Company shall establish and maintain credit and billing and collection policies and procedures, and shall exercise reasonable efforts to bill and collect in a timely manner (and to the extent permitted by applicable law) all professional and other fees for all billable Dental Care provided by Dental Care Professionals. Service Company shall advise and consult with Provider regarding the fees for Dental Care provided by Provider (including any related discounting policy), it being understood, however, that Provider shall establish the fees (subject to Section 3.2(d), above) to be charged for Dental Care and that Service Company shall have no authority whatsoever with respect to the establishment of such fees. In connection with the billing and collection services to be provided hereunder, Provider hereby grants to Service Company, to the extent permitted by applicable law, throughout the Term (and thereafter as provided in Section 8.3), an exclusive special power of attorney and appoints Service Company, to the extent permitted by applicable law, as Provider’s exclusive true and lawful agent and attorney-in-fact, and Service Company hereby accepts such special power of attorney and appointment, for the following purposes:

(a) To bill Provider’s patients, in Provider’s name and on Provider’s behalf, for all billable Dental Care provided by or on behalf of Provider to patients.

(b) To bill, in Provider’s name and on Provider’s behalf, all claims for reimbursement or indemnification from insurance companies and plans, all state or federally funded dental benefit plans, and all other third party payors or fiscal intermediaries for all covered billable Dental Care provided by or on behalf of Provider to patients.

(c) To collect and receive, in Provider’s name and on Provider’s behalf, all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, extending the time of payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as filing lawsuits, discharging or releasing obligors, or assigning or selling accounts at a discount to collection agencies shall not be undertaken without Provider Consent.

(d) To deposit all amounts collected into the Provider Account which shall be and at all times remain in Provider’s name. Provider shall transfer and deliver to Service Company all funds received by Provider from patients or third party payors for Dental Care. Upon receipt by Service Company of any funds from patients or third party payors or from Provider for Dental Care pursuant to this Agreement, Service Company shall promptly deposit the same into the Provider Account.

(e) To take possession of, endorse in the name of Provider, and deposit into the Provider Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for Dental Care.

(f) To sign checks, drafts, bank notes or other instruments on behalf of Provider, and to make withdrawals from the Provider Account for payments specified in this Agreement and as requested from time to time by Provider.

(g) To designate, remove, and change such signatories on the Provider Account as Service Company deems appropriate from time to time.

Upon request of Service Company, Provider shall execute and deliver to the financial institution at which the Provider Account is maintained such additional documents or instruments as Service Company may reasonably request to evidence or effect the special power of attorney granted to Service Company by Provider pursuant to this section and Section 4.12. The special power of attorney granted herein is coupled with an interest and shall be irrevocable except with Service Company’s written consent. The irrevocable power of attorney shall expire when this Agreement has been terminated, all accounts receivable purchased by Service Company pursuant to Section 7.6, if any, have been collected, and all amounts due to Service Company as described in Article VII have been paid.

4.12 Provider Account

(a) Power of Attorney. Service Company shall have access to the Provider Account solely for the purposes stated herein and shall use all funds on deposit therein in accordance with the terms of this Agreement. Provider hereby grants to Service Company an exclusive special power of attorney and appoints Service Company as Provider’s true and lawful agent and attorney-in-fact, throughout the Term (and thereafter as provided in Section 8.3), and Service Company hereby accepts such special power of attorney and appointment, to make withdrawals from the Provider Account for: (i) payments described in this Agreement; (ii) transfers to an account owned by Service Company or Parent as part of cash management procedures established by Parent from time to time; and (iii) such other purposes as Service Company deems appropriate (consistent with this Agreement); provided that to the extent that the aggregate funds withdrawn by Service Company from the Provider Account pursuant to this section (the “Aggregate Withdrawals”) exceed the aggregate amounts paid or payable to Service Company under this Agreement (the “Aggregate Payments”), then such excess shall be deemed to be held by Service Company as agent for Provider. Notwithstanding this exclusive special power of attorney, Provider may, upon reasonable advance notice to Service Company, request that Service Company draw checks on the Provider Account for Provider Expenses and such other amounts as may be due to Provider under this Agreement, subject to Section 4.12(b) of this Agreement. Disbursements shall be related to and in such amount so as to ensure that disbursements made without prior Provider Consent are consistent with the expenditures authorized by the Budget.

(b) Priority of Payments. Payments described in this Agreement to be made from funds in the Provider Account shall be applied (to the extent available) in the following order of priority:

(i)	Reimbursement of Clinic Expenses to Service Company pursuant to Section 7.1;

(ii)	Repayment of advances made by Service Company to Provider pursuant to Section 7.2;

(iii)	Payment of the Service Fee to Service Company pursuant to Section 7.3;

(iv)	Payment of Provider Expenses other than those to be paid out of Provider Retained Earnings; and

(v)	Payment of remaining Provider Expenses and, to the extent requested by Provider, distribution of the remaining Provider Retained Earnings.

(c) Further Assurances. Promptly upon request by Service Company, Provider shall execute a separate power of attorney in form reasonably satisfactory to Service Company for the purpose of further confirming or evidencing the rights granted to Service Company under Sections 4.11 and 4.12.

4.13 Financial Matters

(a) Annual Budget. At least 30 days prior to the commencement of each calendar year, Service Company, in consultation with Provider, shall prepare and deliver to the Policy Board for its approval a proposed Budget, setting forth an estimate of Provider’s revenue and expenses for the upcoming calendar year (including without limitation the Service Fee associated with the services provided by Service Company hereunder).

In the event that a proposed Budget is not approved by either the Policy Board or Parent (pursuant to Section 3.2(b)), Service Company, in consultation with Provider, shall promptly revise such Budget, taking into consideration the comments of the Policy Board or Parent, as applicable, and shall deliver such revised Budget to the Policy Board for approval. In the event that a proposed Budget has not been approved by both the Policy Board and Parent by the beginning of the calendar year, then, until a new Budget has been approved by both the Policy Board and Parent, the Budget for the prior year shall be deemed to be adopted as the Budget for the then-current year, except that (i) the Budget for Clinic Expenses shall be adjusted to account for any changes beyond the control of Service Company, including without limitation changes in laboratory fees or supply costs and automatic increases in rent or other occupancy costs, (ii) Service Company shall have the right to adjust the Budget for reasonable compensation increases for Service Company employees, and (iii) the Budget for capital expenditures shall include only expenditures for maintenance or emergency needs and any other capital expenditures expressly approved by the Policy Board from time to time.

Notwithstanding any provisions of this Agreement to the contrary, for purposes of all calculations related to the Service Fee for any period the amount of Provider Expense used in such calculations for that period shall be determined by applying the methodology for compensating dentists and paying other budgeted Provider Expenses contained in the then-applicable Budget (e.g., if the Budget requires a dentist to be paid a base salary, that salary shall be used for purposes of such calculations, and if the Budget requires that a dentist be paid formula-based compensation, that formula shall be used for purposes of such calculations); provided that the Parties shall exercise reasonable efforts to adjust the Budget from time to time as necessary to reflect changes in Provider’s staff of dentists and/or compensation and/or other budgeted Provider Expenses (it being understood that neither Party shall be obligated to agree to Budget adjustments deemed by such Party to be unreasonable under the then-relevant circumstances).

(b) Accounting and Financial Records. Service Company shall establish and administer accounting policies and procedures, internal controls, and systems for the development, preparation and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of Provider, all of which shall be prepared and maintained in accordance with GAAP. Service Company shall prepare and deliver to Provider, within 45 days after the end of each of the first three calendar quarters during each year and within 90 days after the end of each calendar year, a balance sheet and an income statement reflecting the financial status of Provider in regard to the provision of Dental Care as of the end of each such calendar quarter and each such calendar year, as applicable, all of which shall be prepared in accordance with GAAP. In addition, Service Company shall prepare or assist in the preparation of any other financial statements or records as Provider may reasonably request.

(c) Review of Expenditures. One of Provider’s representatives to the Policy Board shall review all expenditures related to the operation of Provider, but such representative shall not have the power to prohibit or invalidate any expenditure.

(d) Tax Matters

(i) General. Service Company shall prepare or arrange for the preparation of all tax returns and reports of Provider required by applicable law, which returns and reports shall be prepared by an accountant reasonably acceptable to Provider.

(ii) Sales and Use Taxes. Service Company and Provider acknowledge and agree that to the extent that any of the services to be provided by Service Company hereunder may be subject to any state sales and use taxes, Service Company may have a legal obligation to collect such taxes from Provider and to remit the same to the appropriate tax collection authorities. Provider agrees to pay any and all applicable state sales, use, gross receipts, and other similar taxes and charges (other than taxes on Service Company’s net income) with respect to any amount paid to Service Company hereunder and that such amounts shall be a Clinic Expense.

4.14 Reports and Records

(a) Dental Records. Service Company shall establish, monitor and maintain procedures and policies for the timely creation, preparation, filing and retrieval of all dental records generated by Provider in connection with Provider’s provision of Dental Care; and, subject to applicable law, shall ensure that dental records are promptly available to dentists and any other appropriate persons. All such dental records shall be retained and maintained in accordance with all applicable state and federal laws relating to the confidentiality and retention thereof. All dental records shall be and remain the property of Provider.

(b) Other Reports and Records. Service Company shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate for Provider’s provision of Dental Care and shall analyze and interpret such reports and records upon the reasonable request of Provider.

4.15 Recruitment of Provider Dentists. Upon Provider’s request, Service Company shall perform all services reasonably necessary and appropriate in connection with the recruitment of dentists. Service Company shall provide Provider with model agreements to document Provider’s employment, retention or other service arrangements with such individuals. However, it shall be and remain the sole and complete responsibility of Provider to interview, select, contract with (subject to Section 5.2, below), supervise, control and terminate all dentists performing Dental Care or other professional services, and Service Company shall have no authority whatsoever with respect to such activities.

4.16 Service Company’s Insurance. Throughout the Term, Service Company shall, as a Clinic Expense, obtain and maintain with commercial carriers, or through self-insurance, or some combination thereof: (a) appropriate worker’s compensation coverage for the employees of Service Company provided pursuant to this Agreement; and (b) professional, casualty and comprehensive general liability insurance covering Service Company, Service Company’s personnel, and all of Service Company’s equipment in such amounts and on such terms and conditions as Service Company deems appropriate. Service Company shall cause Provider to be named as an additional insured on Service Company’s property and casualty insurance policies. Upon the request of Provider,

Service Company shall provide Provider with a certificate evidencing such insurance coverage. Service Company may also carry, at Service Company’s option and as a Clinic Expense, key person life and disability insurance on any shareholder or dentist employee of Provider in amounts determined to be reasonable and sufficient by Service Company. Service Company shall be the owner and beneficiary of any such insurance.

4.17 License of Name and Marks. Service Company hereby grants to Provider, for the Term, a non-exclusive royalty-free license to use the names “Metro Dentalcare,” “Family Orthodontic Specialists,” “Metro Dentalcare Orthodontics,” Riverdale Family Orthodontics,” “Midway Family Orthodontics,” “Woodlake Family Orthodontics,” “Burnsville Family Orthodontics,” Family Periodontic Specialists,” “Metro Dentalcare Periodontics,” “Family Pediatric Dental Specialists,” “Metro Dentalcare Children’s Dentistry,” “Family Oral Surgery Specialists,” “Focus Dental Management,” Family Endodontics Specialists,” and “Merit Dental Lab” and all related marks and logos owned by Service Company for the purpose of fulfilling its obligations hereunder, including without limitation providing Dental Care to its patients (it being understood and agreed that Service Company owns such names and marks, having acquired them pursuant to one or more separate agreements, and Provider has an obligation to change its name within an agreed-upon period of time after the date of this Agreement).

4.18 No Warranty. Provider acknowledges that Service Company has not made and will not make any representations or warranties, express or implied, regarding Service Company’s services under this Agreement or the results of those services, including without limitation any representations or warranties that the Services will result in any particular amount or level of dental practice or income to Provider.

ARTICLE V

RESPONSIBILITIES OF PROVIDER

5.1 Organization and Operations. As a continuing condition of Service Company’s obligations under this Agreement, Provider shall at all times during the Term: (a) be and remain legally organized and operated to provide Dental Care in a manner consistent with all state and federal laws; (b) operate and maintain within the Practice Territory a full time practice of dentistry providing Dental Care in compliance with all applicable federal, state, and local laws, rules, regulations, ordinances, and orders; (c) maintain and use its best efforts to enforce its articles or certificate of incorporation (or other instrument of organization), bylaws, shareholder agreements, and other organizational documents (hereafter in this Section 5.1 simply “organizational documents”) in the respective forms provided to Service Company prior to execution of this Agreement; (d) have at least three executive officers at the level of vice president or above who are also dentist employees of Provider; (e) maintain and use its best efforts to enforce the written employment agreements and independent contractor agreements described in Section 5.2(a), below; and (f) not, without Service Company Consent, (i) amend any of its employment agreements or organizational documents in any material respect or waive any material rights thereunder, or (ii) engage in any transaction constituting a merger, consolidation, reorganization, sale or purchase of assets outside of the ordinary course of business, liquidation, or dissolution. Provider hereby acknowledges that Service Company would not have entered into this Agreement but for Provider’s covenant to maintain such organizational documents and employment agreements, and Provider shall pay to Service Company, in addition to the amounts set forth in Article VII, any damages, compensation, payment, or settlement amounts received by Provider from a dentist who receives consideration directly or indirectly from Service Company or Parent as an inducement to become or remain affiliated with Service Company through his employment by Provider and who thereafter terminates his employment agreement in violation thereof or whose employment agreement is terminated by Provider for cause.

5.2 Provider Personnel

(a) Dentist Personnel. Provider shall retain, as a Provider Expense and not as a Clinic Expense, that number of dentists during the Term which are necessary and appropriate, in Provider’s sole discretion, to provide Dental Care to reasonably meet the demand therefor. Provider shall cause each dentist retained by Provider to hold and maintain a valid and unrestricted license to practice dentistry in the State of Minnesota, including without limitation any licenses required for the provision of any specialty dental services, together with all necessary or appropriate board or other certifications. Throughout the Term, Provider shall enter into and maintain a written employment agreement substantially in the form of Exhibit B for all dentists now and hereafter employed by Provider. Throughout the Term, Provider shall enter into and maintain a written agreement with each independent contractor retained by Provider, which agreements shall contain confidentiality provisions substantially similar to those contained in the employment agreement in the form of Exhibit B. Provider shall be responsible for paying the compensation and benefits, as applicable, for all dentists and any other dentist personnel or other contracted or affiliated dentists, and for withholding all sums for income tax, unemployment insurance, social security, or any other withholding required by applicable law. Service Company may, on behalf of Provider, administer the compensation and benefits with respect to such individuals in accordance with the written agreement between Provider and each dentist. Service Company shall neither control nor direct any dentist in the performance of Dental Care for patients. Provider shall provide to Service Company evidence of such licensing, certifications, and other credentials of the dentists retained by Provider as Service Company may request from time to time.

(b) Provider and Patient Scheduling. Provider shall, with the reasonable assistance of Service Company: (i) develop a set of Provider and patient scheduling guidelines and a corresponding scheduling system; and (ii) support Service Company in the implementation of such guidelines and effective operation of such system.

(c) Paid Hours Reporting. Provider shall support the development and effective operation by Service Company of a system to monitor and report hours of dental service provided.

(d) Non-Dentist Dental Care Personnel. Notwithstanding any other provision of this Agreement to the contrary, all non-dentist personnel who provide Dental Care, including without limitation dental hygienists, dental assistants and other clinical staff (whether licensed or unlicensed), and other licensed or certified personnel, shall be under such control, supervision and direction of Provider and the dentists retained by Provider in the performance of or in connection with Dental Care for patients as is required under applicable state law and regulations.

5.3 Professional Standards. As a continuing condition of Service Company’s obligations hereunder, each dentist retained by Provider to provide Dental Care must: (a) have and maintain a valid and unrestricted license to practice dentistry in the State of Minnesota; and (b) comply with, be controlled and governed by, and otherwise provide Dental Care in accordance with applicable federal, state, and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the dental profession. All specialty Dental Care shall be provided by a dentist who is either board certified or board eligible in that specialty or by another dentist licensed to provide such specialty Dental Care operating under the general supervision of a dentist who is either board certified or board eligible in that specialty.

5.4 Dental Care. Provider shall ensure that dentists, dental hygienists, other licensed dental personnel, and non-dentist dental care personnel (including unlicensed dental assistants and other clinical staff) are available in sufficient numbers as are necessary or appropriate to provide Dental Care to reasonably meet the demand for such Dental Care. In the event that dentists employed by, or shareholders of, Provider are not available to provide Dental Care coverage, Provider shall engage and retain dentists on a temporary coverage basis, which dentists shall meet or exceed the qualifications required for Provider’s Dental Care Professionals under this Agreement. All costs and expenses associated with the retention of such temporary coverage shall be Provider Expenses. With the assistance of the Service Company, Provider and the dentists shall be responsible for scheduling dentist and non-dentist dental care personnel coverage of all dental procedures. Provider shall cause all dentists to exert their best efforts to develop and promote Provider in such a manner as to ensure Provider is able to serve the diverse needs of the community. Provider shall organize and maintain a high quality, cost-effective process for ensuring that patients will have timely access to emergency Dental Care on a 24-hour per day, seven day per week basis.

5.5 Peer Review and Quality Assurance. Provider shall conduct its peer review and quality assurance activities in a manner that is consistent with maintaining the confidentiality of the related processes, actions, and documentation.

(a) Provider shall designate a committee of dentists to function as a dental peer review committee to review credentials of potential dentist recruits, periodically review the credentials of Provider’s existing dentists, determine the practice privileges of the dentists retained by Provider, perform quality assurance, utilization review, and Provider profiling functions, and otherwise resolve dental competency issues. The dental peer review committee shall function pursuant to formal written policies and procedures established by Provider upon consultation with and assistance of Service Company.

(b) Provider also shall adopt a quality assurance program to monitor and evaluate the quality and cost-effectiveness of the Dental Care provided by Provider’s dentists and by non-dentist personnel providing Dental Care under the supervision of Provider’s dentists. Upon request of Provider, Service Company shall provide administrative assistance to Provider in performing its quality assurance activities. All costs and expenses incurred in connection with this Section 5.5(b) shall be deemed Clinic Expenses.

(c) Provider shall cooperate fully with Service Company in an effort to achieve and maintain full accreditation status for Provider. For purposes of facilitating accreditation and other related processes and without limiting Provider’s responsibilities under the preceding sentence, Provider shall develop and maintain a philosophy of practice and a set of practice guidelines which are reasonably acceptable to the Policy Board. Provider shall cause all personnel retained by it to abide by such philosophy and guidelines at all times.

(d) Provider shall support the risk management procedures implemented pursuant to this Agreement, and shall take all actions related to such risk management procedures as may be reasonably requested by Service Company. Provider shall cause all personnel retained by it to comply fully with such process at all times.

(e) Provider shall, with the assistance of Service Company, develop a set of quality standards and utilization, process monitoring, and reporting guidelines. Provider shall cause all personnel retained by it to comply with such standards and guidelines.

(f) Provider shall, with the assistance of Service Company, develop patient grievance procedures to the extent not specifically addressed in this Agreement. Provider shall cause all personnel retained by it to comply with such procedures.

5.6 Provider’s Insurance. Provider shall obtain and maintain with commercial carriers reasonably acceptable to Service Company or through self insurance or some combination thereof (reasonably acceptable to Service Company) appropriate workers’ compensation coverage for Provider’s employed personnel (which shall be a Provider Expense) and professional liability and comprehensive general liability insurance covering Provider, each of the dentists Provider retains to provide Dental Care, and each of the dental hygienists and other licensed dental personnel and unlicensed dental assistants Service Company retains hereunder to provide Dental Care (which, including any applicable deductibles, shall be a Clinic Expense). All costs, expenses, and liabilities incurred by Provider or Service Company in excess of the limits of such policies shall be a Provider Expense. Provider shall actively support the participation of all dentists retained by Provider and all dental hygienists and other licensed dental personnel and unlicensed dental assistants retained by Service Company hereunder in training and continuing education programs in order to reduce the risk of exposure to and the related cost of obtaining and maintaining such coverage. The comprehensive general liability coverage and professional liability coverage shall be in such minimum amounts and with such deductibles as Service Company may establish from time to time. In addition, Provider shall cause each dentist retained by Provider as an independent contractor to obtain comparable professional and comprehensive general liability insurance coverage. All such insurance policies (including those described in the preceding sentence) shall name Service Company as an additional insured and provide for at least 30 days advance written notice to Provider and Service Company from the insurer with respect to any alteration of coverage, cancellation, or proposed cancellation for any reason. Provider shall cause to be issued to Service Company by such insurer or insurers a certificate reflecting such coverage. Upon the termination of this Agreement for any reason, Provider shall continue to carry professional liability insurance in the amounts specified in this section for 10 years after termination, or, if Provider dissolves or ceases to practice dentistry, Provider shall obtain and maintain as a Provider Expense “tail” professional liability coverage in the amounts specified in this section for an extended reporting period of 10 years; provided that if such professional liability insurance is provided under an “occurrence” policy and not a “claims made” policy, such “tail” coverage shall not be required. Provider shall be responsible for paying all premiums for such “tail” insurance coverage. In no event shall the professional liability insurance carrier be replaced or changed without Service Company Consent. Service Company shall provide reasonable assistance to Provider to obtain such coverage.

5.7 Noncompetition. Provider acknowledges that Service Company will incur substantial costs in providing the equipment, support services, personnel, and other items and services that are the subject matter of this Agreement and that in the process of providing services under this Agreement, Provider will learn or have access to financial and other Confidential Information of Service Company to which Provider would not otherwise be exposed. Provider also recognizes that the services to be provided by Service Company will be feasible only if Provider operates an active practice to which the dentists associated with Provider devote their full time and attention. Accordingly, Provider further agrees as follows:

(a) During the Term, except for any Clinic or other office or facility covered by this Agreement, Provider shall not establish, operate, or provide Dental Care at any dental office, clinic or other dental care facility anywhere within the Practice Territory nor have any ownership interest, direct or indirect, in any entity, or participate in any joint venture, which operates any such office, clinic or facility; and

(b) Except as specifically approved by Service Company in writing, during the Term and for a period of five years immediately following the date this Agreement is terminated for any reason, Provider shall not directly or indirectly own (excluding ownership of less than five percent (5%) of the equity of any publicly traded entity), manage, operate, control, lend funds to, lend its name to, maintain any interest in, or otherwise enter into, engage in, or promote or assist (financially or otherwise) any entity, business, or enterprise which (i) provides, distributes, or promotes any type of management or administrative services or products to third parties in competition with Service Company in the Practice Territory, or (ii) offers any type of service or product to third parties substantially similar to those offered by Service Company to Provider in the Practice Territory. Notwithstanding the above restriction, nothing herein shall prohibit Provider or any of its shareholders from providing management and administrative services to its or their own dental practices after the termination of this Agreement, and nothing herein shall prohibit Provider or its shareholders from contracting with a third party manager to provide administrative or management services for its or their dental practices after termination of this Agreement as long as such relationship complies with the provisions of this section.

5.8 Use of Name. At all times during the Term, Provider shall, unless otherwise directed by the Policy Board pursuant to Section 3.2(c), operate its dental practices under the names “Metro Dentalcare,” “Family Orthodontic Specialists,” “Metro Dentalcare Orthodontics,” Riverdale Family Orthodontics,” “Midway Family Orthodontics,” “Woodlake Family Orthodontics,” “Burnsville Family Orthodontics,” Family Periodontic Specialists,” “Metro Dentalcare Periodontics,” “Family Pediatric Dental Specialists,” “Metro Dentalcare Children’s Dentistry,” “Family Oral Surgery Specialists,” “Focus Dental Management,” Family Endodontics Specialists,” and “Merit Dental Lab” including without limitation using the related marks and logos as are licensed to Provider pursuant to Section 4.17, above, and file assumed or fictitious name applications with all appropriate governmental agencies; provided that Provider shall, immediately upon the expiration of the Term, abstain from using such names, marks and logos and shall take such steps as are necessary to terminate such applications and Provider’s rights thereunder, except to the extent otherwise provided in Article VIII, below (it being understood and agreed that Service Company has acquired all rights in such names and all related marks and logos pursuant to one or more separate agreements and that Provider has an obligation to change its name within an agreed-upon period of time after the date of this Agreement).

ARTICLE VI

CONFIDENTIALITY

6.1 Confidential and Proprietary Information. Neither Party shall, in any manner or at any time, directly or indirectly, disclose any of the Confidential Information of the other Party to any person, firm, association, organization, or entity, or use, or permit or assist any person, firm, association, organization, or entity to use, any such Confidential Information, excepting only: (a) disclosures (i) required by law, as reasonably determined by the disclosing Party or its legal counsel, or (ii) made on a confidential basis to the disclosing Party’s shareholders, directors, officers, employees (limited to those who need to know such Confidential Information), and legal, accounting, and other professional advisors (collectively, the “Permitted Recipients”); or (b) use of such Confidential Information by Permitted Recipients in connection with this Agreement; provided that each Party shall (i) make its Permitted Recipients aware of the requirements of this Agreement, (ii) take reasonable steps to prohibit disclosure of such Confidential Information by any Permitted Recipient to any other person or entity except another Permitted Recipient, including without limitation taking such steps as that Party customarily takes to protect its own Confidential Information, and (iii) be responsible and liable for any disclosure or use of such Confidential Information by any of its Permitted Recipients, except disclosures or uses permitted by this Agreement.

6.2 Use of Practice Statistics. Notwithstanding Section 6.1, above, but subject to the restrictions of this section and applicable law, Service Company or its affiliates may: (a) share with other professional corporations, associations, dental practices, or dental care delivery entities, or their representatives, the practice statistics and other information relating to the operation of Provider’s dental practice, including utilization review data, quality assurance data, revenue and cost data, outcomes data, or other practice data or information, provided that such information shall only be disclosed to (i) affiliates of Service Company, (ii) other dental groups with whom Service Company or any of its affiliates has a management or service relationship, (iii) managed care dental benefit providers and other third party payors for the purpose of obtaining or maintaining third party payor contracts, (iv) financial analysts and underwriters, (v) employers and employee benefit associations, (vi) quality assurance and accrediting organizations, or (vii) financial institutions; and (b) disclose all practice-related information necessary or desirable in connection with any public or private offering of any security of Service Company or any of its affiliates. In addition, subject to the restrictions of this section and applicable law (including without limitation federal and state law and regulation relating to confidentiality), Service Company or its affiliates may disclose practice-related information and data in connection with any survey, presentation, published material, study, or research project which Service Company deems appropriate for the purpose of gaining insight into existing and changing patterns in the organization and delivery of Dental Care and related issues. In no event will any such data disclose or divulge the identity of any patient or, to the extent reasonably practicable, any dentist.

ARTICLE VII

FINANCIAL ARRANGEMENTS

7.1 Clinic Expense Reimbursement. Service Company shall be reimbursed for the amount of all Clinic Expenses incurred by Service Company.

7.2 Repayment of Advances. Service Company shall be reimbursed for any and all amounts advanced to Provider by Service Company pursuant to the terms and conditions of this Agreement.

7.3 Service Fee. Provider and Service Company acknowledge and agree that the compensation set forth in this Article is being paid by Provider to Service Company in consideration of the substantial commitment being made by Service Company hereunder and that such fee is fair and reasonable in all respects in consideration of (a) the services performed by Service Company hereunder, and (b) the capital being made available by Service Company. Service Company shall be paid by Provider an annual Service Fee (determined on a calendar year basis) equal to the Calculated Margin; provided that if, for any calendar year the Calculated Margin exceeds the then-current Calculated Margin Threshold, then the Service Fee for that calendar year will be reduced by 20% of the amount by which the Calculated Margin exceeds the Calculated Margin Threshold. Such Service Fee shall be calculated and payable monthly.

7.4 Reasonable Value. Payment of the Service Fee is not intended to be and shall not be interpreted or applied as permitting Service Company to share in Provider’s fee for Dental Care or any other services, but is the Parties’ negotiated agreement as to the reasonable fair market value of the equipment, contract analysis and support, other support services, purchasing, personnel, office space, management, administration, strategic management, and other items and services furnished by Service Company pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Service Company. Provider and Service Company acknowledge that: (a) Service Company’s administrative expertise will contribute great value to Provider’s performance; (b) Service Company will incur substantial costs and business risks in arranging for Provider’s use of each Clinic and in providing the equipment, support services, personnel, marketing, office space, management, administration, and other items and services that are the subject matter of this Agreement; and (c) certain of such costs and expenses can vary to a considerable degree according to the extent of Provider’s business and services. It is the intent of the Parties that the Service Fee reasonably compensate Service Company for the value to Provider of Service Company’s administrative expertise, given the considerable business risk to Service Company in providing the items and services that are the subject of this Agreement.

7.5 Payment. The amounts to be paid to Service Company under this Article shall be paid monthly. To facilitate the payments due to Service Company under this Article, Provider hereby expressly authorizes Service Company to make withdrawals of such amounts from the Provider Account during the Term in accordance with Section 4.12(b), and after termination as provided in Section 8.3.

7.6 Accounts Receivable. To assure that Provider receives the entire amount of professional fees for its services and to assist Provider in maintaining reasonable cash flow for the payment of Clinic Expenses, Service Company may, during the Term, purchase, with recourse to Provider for the amount of the purchase, the accounts receivable of Provider arising during the previous month, except for any receivables due to Provider from Medicaid or any other governmental health care reimbursement program which Service Company is not permitted to receive under applicable law (the “Restricted Receivables”), by transferring the amount set forth below into the Provider Account. The consideration for the purchase shall be an amount equal to the Adjusted Gross Revenue recorded each month, less the Adjusted Gross Revenue related to Restricted Receivables. Service Company shall be entitled to offset Clinic Expense reimbursement plus all fees and advances due to Service Company under this Article against the amount payable for such accounts receivable. Although it is the intention of the Parties that Service Company purchase and thereby become the owner of the accounts receivable of Provider, in the event such purchase shall be ineffective or prohibited for any reason, Provider hereby grants to Service Company a security interest in the accounts receivable, to the extent permitted by applicable law, and Provider shall cooperate with Service Company and execute all documents which may be reasonably requested by Service Company in connection with such security interest. All collections in respect of such accounts receivable purchased by Service Company shall be received by Provider as the agent of Service Company and shall be endorsed to Service Company and deposited in a bank account at a bank designated by Service Company. To the extent Provider comes into possession of any payments in respect of such accounts receivable, Provider shall direct such payments to Service Company for deposit in bank accounts designated by Service Company.

ARTICLE VIII

TERM AND TERMINATION

8.1 Initial and Renewal Term. The Term of this Agreement shall be for an initial period of 40 years beginning on the date of this Agreement, and shall renew automatically for successive five-year periods thereafter unless and until either Party gives notice to the other Party at least 120 days prior to the expiration of the then-current term of its intent to terminate this Agreement at the end of the then-current term or unless otherwise terminated as provided in Section 8.2 of this Agreement.

8.2 Termination

(a) Termination By Service Company. Service Company may terminate this Agreement immediately upon notice to Provider upon the occurrence of any one of the following events:

(i) The dissolution of Provider;

(ii) Provider admits in writing its inability to pay generally its debts as they become due or makes an assignment for the benefit of creditors;

(iii) A receiver, trustee, liquidator, or conservator is appointed for Provider or to take possession of all or substantially all of Provider’s property or a petition for insolvency, dissolution, liquidation, or reorganization, or order for relief in which Provider is named as debtor, is filed by, against, or with respect to Provider pursuant to any federal or state statute, regulation, or law for the protection of debtors, and, with respect to any such appointment or filing, Provider fails to secure a stay or discharge thereof within 45 days after such appointment or filing;

(iv) Provider fails to pay when due any payment to be made by Provider under this Agreement, which failure continues for 10 days after notice is given by Service Company to Provider thereof, provided that such failure is not directly attributable to Service Company’s failure to apply available funds in the Provider Account according to Section 4.12(b); or

(v) Provider fails to comply with or perform any of its other material duties or obligations under this Agreement, which failure continues for 30 days after notice is given by Service Company to Provider thereof, or if because of the nature of such failure it cannot reasonably be corrected within such 30 day period, failure by Provider to commence such correction promptly following its receipt of notice from Service Company and thereafter to expeditiously and continuously prosecute the correction to completion.

(b) Termination By Provider. Provider may terminate this Agreement immediately upon notice to Service Company upon the occurrence of any of the following events:

(i) A receiver, trustee, liquidator, or conservator is appointed for Service Company or to take possession of all or substantially all of Service Company’s property or a petition for insolvency, dissolution, liquidation, or reorganization, or order for relief in which Service Company is named as debtor, is filed by, against, or with respect to Service Company pursuant to any federal or state statute, regulation, or law for the protection of debtors, and, with respect to any such appointment or filing, Service Company fails to secure a stay or discharge thereof within 45 days after such appointment or filing;

(ii) Service Company fails to comply with or perform any of its material duties or obligations under this Agreement, which failure continues for 30 days after notice is given by Provider to Service Company thereof, or if because of the nature of such failure it cannot reasonably be corrected within such 30 day period, failure by Service Company to commence such correction promptly following its receipt of notice from Provider and thereafter to expeditiously and continuously prosecute the correction to completion; or

(iii) A court of competent jurisdiction makes a final determination that Service Company has materially breached a fiduciary duty owed to Provider.

Notwithstanding the foregoing, any termination by Provider under this section shall require the affirmative vote of three-fourths of the then-outstanding shares of Provider entitled to vote on such a matter.

(c) Termination by Agreement. Provider and Service Company may mutually agree to terminate this Agreement at any time, such agreement to be in writing and signed by both Parties.

(d) Legislative, Regulatory or Administrative Change. If (a) there is (i) any change in any federal, state, or local statute, law, regulation, legislation, rule, policy, or general instruction, or a change in any third party reimbursement system, or (ii) any ruling, judgment, decree, or interpretation by any court, agency, or other governing body having jurisdiction over either Party (in any such case, for purposes of this clause (d), a “Regulatory Matter”), and (b) such Regulatory Matter materially and adversely affects, or is reasonably likely to affect, the manner in which either Party is to perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the Parties shall immediately use their best efforts to enter into a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with such Regulatory Matter and approximates as closely as possible the economic position of the Parties prior to such Regulatory Matter.

If the Parties are unable to reach a new agreement within a reasonable period of time following the date upon which it becomes reasonably certain that such Regulatory Matter will arise, then either Party may submit the issue to arbitration which shall be binding on the Parties and subject to the then-applicable Commercial Arbitration Rules of the American Arbitration Association. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by the Party on one side of the issue subject to the arbitration, one arbitrator selected by the Party on the other side of the issue, and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Minnesota and who shall act as chairman of the arbitration panel; provided that if the Party on one side of the issue selects its arbitrator for the panel and the other Party fails so to select its arbitrator within 10 business days after being requested by the first Party to do so, then the sole arbitrator shall be the arbitrator selected by the first Party.

All costs and expenses of arbitration shall be borne by the Parties as determined by the arbitrator or arbitration panel, except that the fees of any arbitrator on an arbitration panel who is selected individually by a Party shall be borne separately by the Party appointing him; provided that if one Party fails to select an arbitrator for a panel, and the sole arbitrator is the arbitrator selected by the other Party, then the fees of that arbitrator shall be borne by the Parties as determined by that arbitrator.

8.3 Effects of Termination. Upon termination of this Agreement as herein provided, neither Party shall have any further obligations under this Agreement, except for: (a) obligations accruing prior to the date of termination, including without limitation payment of the amounts set forth in Article VII relating to services provided prior to the termination of this Agreement; (b) obligations set forth in this Agreement that expressly extend beyond the Term, including without limitation indemnities and noncompetition provisions, which provisions shall survive the expiration or termination of this Agreement; (c) the obligations of each Party set forth in Article VI; and (d) the obligation of Provider described in Section 8.4. Provider specifically acknowledges and agrees that Service Company shall continue to collect and receive on behalf of Provider all cash collections from accounts receivable in existence at the time this Agreement is terminated (which have not otherwise been purchased by Service Company pursuant to Section 7.6), and that all such cash collections shall be disbursed in accordance with Section 4.12(b), it being understood that such cash collections will represent, in part, compensation to Service Company for Services already rendered and compensation on accounts receivable purchased by Service Company, if any. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, Service Company shall surrender to Provider all books and records pertaining to Provider’s dental practice; provided that Service Company may retain copies of such documents to the extent reasonably necessary for Service Company to complete its post-termination obligations and activities under this Agreement.

8.4 Purchase Obligation. Upon termination of this Agreement for any reason Provider shall, at Service Company’s option (subject to any consent rights of Parent’s senior creditor):

(a) Purchase from Service Company at book value the intangible assets, deferred charges, goodwill, and all other amounts on the books of the Service Company relating to this Agreement or the items or services provided by Service Company pursuant to this Agreement, including without limitation the amount, if any, for the covenants described in Section 5.7, above, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of all such amounts, provided the foregoing shall not apply to any trade names, trademarks, service marks, or similar items owned by Service Company or its affiliates and used at any time during the term of this Agreement in connection with the operation of Provider’s dental practice (the “Marks”);

(b) Purchase from Service Company any real estate owned by Service Company and used as a Clinic at the greater of the appraised fair market value thereof or the then book value thereof;

(c) Purchase, at the greater of the appraised fair market value or the then book value, all improvements, additions, or leasehold improvements that have been made by Service Company at any Clinic and that relate to the performance of Service Company’s obligations under this Agreement;

(d) Assume all debt, and all contracts, payables, and leases that are obligations of Service Company and that relate to the performance of Service Company’s obligations under this Agreement or the properties leased or subleased by Service Company in connection with its obligations under this Agreement;

(e) Purchase from Service Company, at the greater of the appraised fair market value or the then book value, all of the equipment then being supplied by Service Company pursuant to Service Company’s obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles (other than the Marks), set forth on the books of Service Company as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of each Clinic, depreciation, amortization, and other adjustments of assets shown on the books of the Service Company; and

(f) Purchase from Service Company, at the greater of appraised fair market value or then book value, all Marks designated by Service Company.

For purposes of subsections (b), (c), (e), and (f) above, the appraised value shall be determined by an appraiser mutually agreed upon by the Parties. In the event the Parties are unable to agree upon an appraiser within 10 days following the date upon which either Party requests the other Party to agree to an appraiser, then each Party shall appoint an appraiser, who shall in turn select a third appraiser who shall serve as the appraiser hereunder. In the event either Party fails to select an appraiser within 15 days of the selection of an appraiser by the other Party, the appraiser selected by the other Party shall serve as the appraiser hereunder. The determination of the appraised value of the assets identified in such subsections, by the appraiser or appraisers selected hereunder shall be binding on both Parties.

8.5 Closing of Purchase. If Provider purchases assets pursuant to Section 8.4, Provider shall pay cash for the purchased assets; provided that the amount of the purchase price allocable to an asset shall be reduced by the amount of debt and liabilities of Service Company, if any, relating directly to that asset which are assumed by Provider in connection with such purchase. Any asset which is purchased by Provider pursuant to Section 8.4 and with respect to which the purchase price reduction described in the preceding sentence does not apply shall be transferred to Provider free and clear of all liens and encumbrances at closing. Provider and any dentist associated with Provider shall execute such documents as may be required for Provider to assume the liabilities set forth in Section 8.4(d) and to remove Service Company from any liability with respect to such purchased asset and with respect to any property leased or subleased by Service Company. The closing date for the purchase shall be determined by the Parties but shall in no event occur later than 180 days from the date of the notice of termination. Provider shall be released from the covenants described in Section 5.7, above, upon the successful consummation of such closing.

ARTICLE IX

GENERAL

9.1 Administrative Services Only. Nothing in this Agreement is intended or shall be construed to allow Service Company to exercise control or direction over the manner or method by which Provider and its dentists or the dental hygienists and other licensed dental personnel and unlicensed dental assistants and other personnel supervised by Provider or its dentists, perform Dental Care or other professional dental care services. The rendition of all Dental Care shall be the sole responsibility of Provider and its dentists and the dental hygienists and other licensed dental personnel and unlicensed dental assistants supervised by Provider and its dentists, and Service Company shall not interfere in any manner or to any extent therewith. Nothing contained in this Agreement shall be construed to permit Service Company to engage in the practice of dentistry, it being the sole intention of the Parties hereto that the services to be rendered to Provider by Service Company are solely for the purpose of providing non-dental administrative services to Provider so as to enable Provider to devote its full time and energies to the professional conduct of its dental practice and provision of Dental Care to its patients and not to administration or practice management.

9.2 Relationship of Parties. The relationship of the Parties is and shall be that of independent contractors, and nothing in this Agreement is intended, and nothing shall be construed, to create an employer/employee, partnership, or joint venture relationship between the Parties, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement.

9.3 Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, transmitted by facsimile (which is confirmed) to that Party at the facsimile number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth below (or at such other address for such Party as such Party shall have specified in notice to the other Party), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

(a)	If to Service Company:

Metropolitan Dental Management, Inc.

c/o American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880-1249

Attention: Gregory A. Serrao, President

                  and Chief Executive Officer

Facsimile No.: (781) 224-4216

with a copy to:

Baker & Hostetler, LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

Attention:         Gary A. Wadman, Esq.

Facsimile No.: (614) 462-2616

(b)	If to Provider:

Metro Dentalcare, P.L.C.

6601 Lyndale Ave. S.

Richfield, Minnesota 55423

Attention: David E. Milbrath, D.D.S.

Facsimile No.: (612) 861-9102

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: David M. VanderHaar, Esq.

Facsimile No.: 612-766-1600

Any Party may change the address to which notices and other communications are to be given by giving the other Party notice of such change.

9.4 Execution of Documents. Each Party shall execute, acknowledge or verify, and deliver any and all documents, and take any and all other actions, which from time to time may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

9.5 Governing Law. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of Minnesota without reference to conflict of law principles.

9.6 Severability. The intention of the Parties is to comply fully with all applicable laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement (consistent with the intent of the Parties) to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

9.7 Setoff. Notwithstanding any provision of this Agreement to the contrary, Service Company shall have the right from time to time to setoff any amounts owed by Service Company to Provider against any amounts owed by Provider to Service Company.

9.8 Remedies. All rights and remedies of each Party under this Agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

Each Party hereby acknowledges that: (a) the provisions of Sections 5.7 and 6.1 of this Agreement are fundamental for the protection of the other Party’s legitimate business interests; (b) such provisions are reasonable and appropriate in all respects; and (c) in the event it violates any such provisions, the other Party would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event either Party violates or attempts to violate any such provisions, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the other Party.

9.9 Non-waiver. No failure by any Party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the Parties at variance with any provision of this Agreement affect or constitute a waiver of, any Party’s right to demand strict compliance with all provisions of this Agreement.

9.10 Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its shareholders, members, managers, directors, officers, employees, agents, representatives, and affiliates (the “Indemnified Parties”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, assessments, costs and expenses, including without limitation interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, imposed upon, or incurred or suffered by the Indemnified Parties, directly or indirectly, as a result of or arising from: (i) any failure of any representation or warranty of the Indemnifying Party in this Agreement to be accurate and complete in all material respects when made; or (ii) any failure by the Indemnifying Party to perform and observe fully all obligations and conditions to be performed or observed by the Indemnifying Party under this Agreement. In addition, Provider shall indemnify Service Company and its shareholders, members, managers, directors, officers, employees, agents, representatives, and affiliates from and against any and all Damages asserted against, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the acts or omissions of Provider or its employees, contractors, or other agents or representatives.

9.11 No Third Party Benefit. This Agreement is intended for the exclusive benefit of the Parties and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

9.12 Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only labels to assist in locating and reading those sections, and shall be ignored in construing this Agreement.

9.13 Genders and Numbers. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders or numbers and each noun used in this Agreement includes the same noun in other numbers.

9.14 Complete Agreement. This document (including its exhibits and all other documents referred to herein, all of which are hereby incorporated herein by reference) contains the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding upon any Party unless made in writing and signed by each Party to this Agreement.

9.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement, and any photocopy, facsimile, or electronic reproduction of the executed Agreement shall constitute an original.

9.16 Assignment. Provider may not assign this Agreement without the prior written consent of Service Company, which consent may be withheld for any reason. The sale, transfer, pledge, or assignment of any of the shares of Provider held by any shareholder of Provider, the issuance by Provider of voting shares to any other person, or any combination of such transactions within any period of two years, such that the shareholders in Provider at the beginning of that two-year period fail to maintain a majority of the voting interest in Provider, shall be deemed an attempted assignment by Provider, and shall be null and void unless consented to in writing by Service Company prior to any such transfer or issuance. Any breach of this provision, whether or not void or voidable, shall constitute a material breach of this Agreement, and in the event of such breach, Service Company may terminate this Agreement upon 24 hours notice to Provider. Service Company shall have the right to (i) assign its rights and obligations hereunder to any third party and (ii) collaterally assign its interest in this Agreement and its right to collect the amounts set forth in Article VII hereunder to any financial institution or other third party without the consent of Provider.

9.17 Successors. Subject to Section 9.16, above, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.

9.18 Force Majeure. Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party’s employees, or any other similar cause beyond the reasonable control of either Party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

[Signatures Appear on Following Page.]

PROVIDER:	SERVICE COMPANY:

METRO DENTALCARE, P.L.C.	METROPOLITAN DENTAL MANAGEMENT, INC.

By:	By:
Its:	Its:

FAMILY PERIODONTIC SPECIALISTS, P.L.C.

By:
Its:

FAMILY ORAL SURGERY SPECIALISTS, PLC

By:
Its:

FAMILY ENDODONTIC SPECIALISTS, PLC

By:
Its:

Exhibit A

DEFINITIONS

Adjusted Gross Revenue. The term “Adjusted Gross Revenue” shall mean Gross Revenue less Adjustments.

Adjustments. The term “Adjustments” shall mean all adjustments on the accrual basis for (a) third party payor contractual allowances, adjustments, discounts, and professional courtesies, (b) uncollectible accounts and related expenses, and (c) other activities that do not result in collectible charges (provided that Adjustments for any period beginning on or after the effective date of this Agreement shall exclude adjustments which relate to (i) Dental Care that was rendered prior to the effective date of this Agreement, (ii) Capitation Revenue that was recorded prior to the effective date of this Agreement, or (iii) any other revenue recorded prior to the effective date of this Agreement).

Ancillary Revenue. The term “Ancillary Revenue” shall mean all other revenue actually recorded each month that is not Professional Service Revenue.

Budget. The term “Budget” shall mean an operating budget and capital expenditure budget for each calendar year as prepared by Service Company, in consultation with Provider, and approved by each of the Policy Board and Parent.

Calculated Margin. The term “Calculated Margin” shall mean, for any period, the actual Adjusted Gross Revenue for that period, less the sum of (a) the actual Clinic Expense for that period and (b) the actual Provider Expense for that period to the extent included as described in the definition of Provider Expense below.

Calculated Margin Threshold. The term “Calculated Margin Threshold” shall mean an annual (calendar year) amount agreed upon in writing by the Parties from time to time (although neither Party shall be obligated to agree to any proposed change to the Calculated Margin Threshold.) The initial Calculated Margin Threshold shall be $12,750,000. The Calculated Margin Threshold shall be prorated on a daily basis for any partial calendar years, if applicable.

Capitation Revenue. The term “Capitation Revenue” shall mean all revenue recorded under GAAP from managed care organizations or third party payors where such revenue is recorded periodically on a per member basis for the partial or total dental needs of an enrolled patient.

Clinic. The term “Clinic” shall mean any of the facilities, including satellite facilities, that Service Company owns, leases or otherwise procures and provides for the use of Provider for the provision of Dental Care.

Clinic Expense. The term “Clinic Expense” shall mean any operating or nonoperating expense incurred by Service Company or Parent in the provision of services to Provider and any expense incurred by Provider which is expressly identified in this Agreement as a Clinic Expense, including without limitation any expense described in this definition for which Provider is required by applicable law to be financially liable. Clinic Expense shall not include any state or federal income tax of Provider, any expense related to any

Dental Assets or the maintenance or protection of the same, or any other expense reasonably designated by Service Company as a Provider Expense. Without limiting the foregoing, Clinic Expense shall include:

(a) The salaries, benefits, and other direct costs of all employees of Provider or Service Company at a Clinic, but not the salaries, benefits, or other direct costs of the dentists;

(b) The direct cost of any employee or consultant that provides services at or in connection with a Clinic for improved Clinic performance, such as management, billing and collections, business office consultation, accounting and legal services rendered specifically for such Clinic, but only when such services are coordinated by Service Company;

(c) Reasonable recruitment costs and out-of-pocket expenses of Service Company or Provider associated with the recruitment of additional dentists, dental hygienists, or other licensed dental personnel or unlicensed dental assistants;

(d) Dental malpractice liability insurance expenses for dentists, dental hygienists, or dental assistants, Service Company employees, and non-dentist employees; workers’ compensation premiums for Service Company employees at each Clinic; and comprehensive general liability insurance expenses covering each Clinic and employees of Provider and Service Company at each Clinic;

(e) The cost of laboratory services;

(f) The cost of dental supplies (including but not limited to products, substances, items, or dental devices), and office supplies;

(g) The expense of using, leasing, or otherwise procuring Clinics and related equipment, including utilities, depreciation, and repairs and maintenance, provided that such expense shall not include the cost of acquiring goodwill, noncompete covenants, or other intangible assets in connection with such procurement;

(h) Personal property and intangible taxes assessed against Service Company’s assets which are provided or otherwise employed by Service Company for the benefit of Provider;

(i) The reasonable travel expenses (except for the corporate staff of Service Company and Parent) associated with attending meetings, conferences, or seminars to benefit Provider;

(j) Other expenses incurred by Service Company or Parent in carrying out its obligations under this Agreement in accordance with the policies and budgets established by the Policy Board, including without limitation the write-off of any tangible or intangible assets on the balance sheet of Service Company or any portion thereof other than costs incurred in connection with the execution of this Agreement and the issuance by Parent of stock options to Provider or its dentists;

(k) Any tax assessed against Service Company (other than income taxes) in connection with the services provided by Service Company hereunder; and

(l) Any other cost or expense designated as a Clinic Expense pursuant to this Agreement.

Confidential Information. The term “Confidential Information” shall mean, with respect to a Party, all trade secrets, proprietary data, and other information (whether written or oral) of a confidential nature relating directly or indirectly to that Party or its business, including without limitation all business management, marketing, and economic studies and methods, patient lists, proprietary forms, marketing data, fee schedules, customer lists, financial, tax, accounting, and other information regarding business operations or structure, business plans, ideas, concepts, policies, and procedures, and any other information which that Party is obligated to treat as confidential pursuant to any law, agreement, or course of dealing by which that Party is bound, whether or not such Confidential Information is disclosed or otherwise made available pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transactions or documents executed by the Parties pursuant to this Agreement. Confidential Information shall not include any information which (a) is or becomes known or available to the public and did not become so known through the breach of this Agreement by either Party, (b) has been lawfully acquired from a third party without any breach of any confidentiality restriction, or (c) is already in the possession of the receiving Party at the time it was disclosed to the receiving Party by the disclosing Party.

Dental Assets. The term “Dental Assets” shall mean the following assets of Provider:

(a) All of Provider’s rights, title and interest in, to or under, or possession of, all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a Dental Care Professional or requires a permit, registration, certification or any other governmental authorization held by a Dental Care Professional as specified under any federal or state law, or both;

(b) All of Provider’s rights, title and interest in and to records of identity, diagnosis, evaluation or treatment of patients;

(c) All of Provider’s rights, title and interest in, to or under insurance policies covering or relating to dental malpractice;

(d) The name of Provider;

(e) All franchises, licenses, permits, certificates, approvals and other governmental authorizations necessary or desirable to own and operate any of the other Dental Assets;

(f) All of Provider’s rights, title and interest in, to or under any contract or agreement that requires performance by a licensed dental care provider under federal or applicable state law.

Dental Care. The term “Dental Care” shall mean such intra-oral diagnostic and therapeutic procedures, operations, and services as are included under the definition of the “practice of dentistry” under the laws and regulations of the state in which such procedures, operations, and services are performed and which are provided by Provider to its patients through Provider’s dentists and through dental hygienists, dental assistants, and other professional dental care personnel operating under the supervision of Provider’s dentists, including but not limited to the practice of general dentistry, endodontics, periodontics, orthodontics, prosthodontics, pediatric dental care, and oral surgery, and all dental care associated with any of the foregoing.

Dental Care Professional. The term “Dental Care Professional” shall mean any individual holding a current, unrestricted license issued by the appropriate dental licensing board in the state in which the Dental Care Professional renders Dental Care, which permits such individual to provide Dental Care, including without limitation dentists (as that term is defined in Section 2.5) and denturists, dental hygienists, and dental assistants.

GAAP. The term “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Securities and Exchange Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination. All financial definitions in this exhibit are intended to be construed in accordance with GAAP, whether or not expressly so stated.

Gross Revenue. The term “Gross Revenue” shall mean the sum of all Professional Service Revenue and Ancillary Revenue before Adjustments.

Ordinary Dental Supplies. The term “Ordinary Dental Supplies” shall mean all products, substances, items, or devices which (a) are necessary or appropriate for Provider’s provision of Dental Care, and (b) are not Special Dental Supplies.

Parent. The term “Parent” shall mean American Dental Partners, Inc., a Delaware corporation.

Practice Territory. The term “Practice Territory” shall mean the geographic area within which Provider provides Dental Care, which geographic area shall include all of the following territories: (a) with respect to each Clinic which offers general dentistry services only, the geographic area within a radius of 30 miles of such Clinic, and (b) with respect to each Clinic which offers specialty dental services, the geographic area within a radius of 50 miles of such Clinic.

Professional Service Revenue. The term “Professional Service Revenue” shall mean the sum of all (a) professional fees actually recorded each month on an accrual basis under GAAP as a result of the Dental Care rendered by the Dental Care Professionals retained by Provider, and (b) Capitation Revenue.

Provider Account. The term “Provider Account” shall mean the bank account of Provider established by Provider promptly following the execution of this Agreement at a financial institution reasonably acceptable to Service Company, which account shall be administered by Service Company according to Sections 4.11 and 4.12 of this Agreement.

Provider Consent. The term “Provider Consent” shall mean the consent granted by a majority of Provider’s representatives who serve on the Policy Board. When any provision of this Agreement requires Provider Consent, Provider Consent shall not be unreasonably withheld and shall be binding on Provider.

Provider Expense. The term “Provider Expense” shall mean any expense (other than an expense for which Provider is required by applicable law to be financially liable and which is expressly identified in this Agreement as a Clinic Expense) incurred by the Service Company or Provider and for which Provider, and not the Service Company, is financially liable. Provider Expense shall include dentist (as defined in Section 2.5) salaries, benefits (which includes workers’ compensation coverage), and other direct costs related to the dentists employed or otherwise retained by Provider for the provision of its Dental Care (including professional dues, subscriptions, continuing dental education expenses, and travel costs for continuing dental education or other business travel, but excluding business travel requested by Service Company, which shall be a Clinic Expense), together with any expense related to any Dental Assets or the maintenance or protection of the same and any other cost or expense designated as a Provider Expense in or pursuant to this Agreement. In the event Provider incurs any consulting, accounting, legal or other similar fee without Service Company’s approval of such engagement through Service Company, any fee or expense so incurred shall be a Provider Expense, but one that is ignored for purposes of calculating the Calculated Margin and therefore must be paid out of Provider Retained Earnings. Any Provider Expense which is not within the then-applicable Budget or the parameters described in the third paragraph of Section 4.13(a) and is not approved by either the Policy Board or the Service Company shall be ignored for purposes of calculating the Calculated Margin and therefore must be paid out of Provider Retained Earnings.

Provider Retained Earnings. The term “Provider Retained Earnings” shall mean, for any period, the Calculated Margin for that period, less the Service Fee for that period.

Representatives. The term “Representatives’ shall mean a Party’s officers, directors, managers, employees, and other agents or representatives, and attorneys, accountants, and other professional advisors.

Service Company Consent. The term “Service Company Consent” shall mean the consent granted by a majority of Service Company’s representatives who serve on the Policy Board. When any provision of this Agreement requires Service Company Consent, Service Company Consent shall not be unreasonably withheld and shall be binding on Service Company.

Service Company Expense. The term “Service Company Expense” shall mean an expense or cost incurred by Service Company or Parent and for which Service Company or Parent, and not Provider, is financially liable. Without limiting the generality of the foregoing, Service Company Expense shall specifically include:

(a) The costs of Service Company’s and Parent’s corporate personnel and the travel costs of such corporate personnel; and

(b) General overhead costs of Service Company or Parent that neither directly benefit Provider nor are otherwise incurred by Service Company or Parent in providing services pursuant to this Agreement, such as (by way of illustration and not limitation) rent expense for Parent’s corporate headquarters.

Service Company Expense shall specifically exclude any expense incurred by Service Company or Parent that directly benefits Provider or is otherwise incurred by Service Company or Parent in providing services pursuant to this Agreement.

Service Fee. The term “Service Fee” shall mean the fee payable to Service Company by Provider as described in Section 7.3.

Services. The term “Services” shall mean the business, administrative, and management services to be provided for Provider by Service Company as set forth in this Agreement, including without limitation the provision of equipment, supplies, support services, non-dentist personnel, office space, financial recordkeeping and reporting, billing and collection and other business office services. Services shall not include the provision of Dental Care to patients of the Provider or the supervision or control of persons while they are providing Dental Care to patients.

Special Dental Supplies. The term “Special Dental Supplies” shall mean all products, substances, items or devices, the purchase, possession, maintenance, administration, prescription or security of which requires the authorization or order of a Dental Care Professional or requires a permit, registration, certification or other governmental authorization held by a Dental Care Professional as specified under any federal or state law (or both).

Term. The term “Term” shall mean the initial term and any renewal periods of this Agreement as described in Section 8.1, subject to termination pursuant to Section 8.2.